Exhibit 10.31

MyECheck™ Authorized Reseller Agreement

THIS RESELLER AGREEMENT (“Agreement”) by and between MyECheck, Inc (“MYEC”), a Wyoming corporation, with its principal place of business located at 2600 East Bidwell, Suite 190, Folsom, CA. 95628, and Avidia Bank (the "Reseller"), a Bank corporation, with its principal place of business at 42, Main St, Hudson MA 01749, shall become effective on the date executed by a duly authorized representative of MYEC (the “Effective Date”). MYEC and Reseller shall be individually known hereafter as a “Party,” and collectively known as the “Parties.”.

WHEREAS MYEC is engaged in the business of providing data processing services and mobile payment systems to merchants and consumers (the “Services”); and

Services

WHEREAS, Reseller offers its own proprietary payment processing products or those of third parties to merchants; and

WHEREAS, Reseller desires to offer the Solution to their customer base;

NOW THEREFORE, in consideration of the mutual promises made herein and other valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

Definitions:

“Prospects” means businesses, not currently in a business relationship with Reseller, engaged in selling legal products or services to consumers (B2C) or other businesses (B2B) in which they need to collect payments. “Customer” shall mean businesses or persons having an existing business relationship for payment processing services with Reseller.

“Fees” shall mean the amounts paid to MYEC by Customers for the Services, which nay change from time to time based on the sole discretion of MYEC.

"Onboard” shall mean the process of performing due diligence, authenticating per regulatory standards and opening a Reseller account for Prospects.

1.	ServicesService Documentation. The “ServicesService Documentation” includes;

a.	This Agreement and all exhibits, addendums and attachments;

b.	User guides which include software and software licenses if applicable, price schedules, specifications, instructions, and notices;

c.	The applicable terms and conditions contained in the MYEC website; and

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d.	The application form(s) for each Service.

The ServicesService. If there is a conflict among the documents that makeup the ServicesService Documentation, the documents will govern in the order set forth above. Reseller acknowledges receiving a copy of the ServicesService Documentation for each Service it requested when it entered into this Agreement.

2.	Relationship Overview. By terms of this Agreement MYEC and Reseller enter into a relationship intended to create value to each other whereby a) MYEC integrates the ServicesService into Reseller’s payment processing platform; and, b) MYEC refers Prospects to Reseller Services and, c) Reseller refers its existing Customer base, or new Customers added through MYEC referral, to the ServicesService (“Net New Business to MYEC”).

3.	Resale Right. MYEC hereby appoints and grants Reseller the non-exclusive and non-assignable right to sell the Solution to its Customers or Prospects.

4.	Fees and Revenue Sharing: MYEC and the Reseller have mutually negotiated and agree to the product sales rates and fees, and the revenue sharing schedule as outlined in Exhibit A, hereby incorporated into this Agreement.

5.	Billing. MYEC bills Customers on a daily-automated basis for payments processed by MYEC. MYEC shall remit Commissions to Reseller per Exhibit A.

6.	Selling the ServicesService. Reseller shall make a commercially reasonable effort to market he Services to Customers. Reseller shall use only approved MYEC sales agreements, provided as attachments, which may change from time to time in the sole discretion of MYEC. Reseller shall present MYEC with such signed Service agreements and MYEC will begin integration tasks with Customer directly.

7.	Duties of MYEC:
a.	Provide Reseller with introduction and sales materials necessary to introduce the Solution to current Customers.
b.	Support Reseller on Customer calls as needed to answer questions.
c.	Work with Customers to integrate the Solution into their payment processing framework, ecommerce site or other internet-based site used to purchase products.
d.	Provide Services references.
e.	Integrate the Service as necessary to Customer’s bank.
f.	Provide Reseller with monthly Service revenue sharing report.
g.	Pay agreed upon amounts to Reseller per billing terms set forth in Section 5 above.
h.	Provide customer and technical support as necessary to Reseller and Customers

8.	Duties of the reseller:
a.	Educate Resellers sales team on the Services.

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b.	Introduce Customers and Prospects to the Solution via direct sales, Reseller website, and social media as appropriate.
c.	Close and sign MYEC agreements with Customer and Prospects.
d.	Provide ongoing account management for Customers using the Solution.

9.	Other Parties: Reseller acknowledges and understands that there are other parties (“Contractors”) that may have been contracted by MYEC to provide software, banking, funds management, and/or other solutions that are integrated with the Services. These Contractors may benefit from the sales of the Services.

10.	Trademarks and Logo Use: Reseller’s use of MYEC trademarks, service marks, and logos (the “logos”) must be reviewed by and receive prior written approval of MYEC for the duration of the Agreement as described herein, and under the following terms and conditions:

a.	The use is granted for the benefit of MYEC’s Resellers, and others, with a legitimate intent to advertise and sell MYEC’s products and services, upon review and MYEC’s written approval of the use, which approval shall not be unreasonably withheld or delayed.

b.	The Reseller follows the published guidelines for use of the MYEC Logos, Service Marks, Trademarks, Styles and Colors.

c.	MYEC has full ownership rights to the Trademarks, Service Marks, and Logos and the Reseller does not acquire any rights, title or interest in or to the marks beyond that set forth herein;

d.	If the Reseller uses the Logos in conjunction with logos representing awards or publications of companies granting such awards, it shall be the responsibility of the Reseller to give appropriate attribution to such companies, and to correctly identify such logos with their respective companies; and

e.	The Reseller may not, under any circumstances, alter the appearance of the Logos, either by alteration, size, color or combination with any other logo. Breach of this section will be grounds for immediate termination of the use, and any other legal remedies MYEC may deem appropriate.

11.	Confidentiality. It may be necessary from the time to time for either or both parties to exchange Confidential Information, or information that both parties consider to be proprietary and/or trade secrets, the parties agree to the following terms on which they disclose such information to each other.

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a.	For purposes of this Agreement "Confidential Information" means any and all information or material regarding products, services, business processes, business plans, financial information, Customers, Prospects, personnel of either Party and other related information that is provided to either party, and other related information that is provided to either party, including all original documents and any derivatives, portions, or copies thereof, whether in oral, written, visual graphic, electronic, machine recognizable, or other form or medium. Both parties will make all reasonable efforts to ensure that the Confidential Information is clearly identified and marked; provided, however, that the obligation to protect Confidential Information shall extend to unmarked data known by the Parties to be confidential that may be disclosed orally or otherwise.

b.	When tangible forms of confidential information are disclosed or exchanged by either or both parties, such information remains the property of the discloser. Upon the written request of either respective party, all such tangible forms of the Confidential Information shall be returned to requesting party immediately and no later than three business days, together with the receiving party's written certification that any other copies or notes or summaries (to the extent including the Confidential Information) have been destroyed.

c.	Confidential Information shall not include information which is (i) shown by either party's written dated records to be known to it prior to this Agreement, (ii) in the public domai1.1 and generally available to the public, or (iii) required by law to be disclosed pursuant to judicial or other government order; Either party shall, immediately upon receiving notice of such impending or effective legal order, notify the respective party prior to releasing the information, and shall assist the disclosing party, to reasonable extent and upon reimbursement of reasonable expenses, in objecting to such order. In the event that the receiving party produces the Confidential Information in response to the compulsory process, it will take reasonable steps to limit the disclosure to the extent legally permissible.

d.	Both Parties acknowledge and agree that disclosing or disseminating the Confidential Information without the prior written approval of the disclosing party to any third party will have a material adverse effect. Parties agree to, and shall cause their employees and affiliates, (i) to maintain the Confidential Information in the strictest confidence, and (ii) to not use, alter, modify, disassemble, reverse engineer or de-compile any software or other materials (in any form) or documents embodying Confidential Information, or disclose or disseminate to any third party, including any agent or affiliate, all or any part of the Confidential Information or any analysis, studies, reports or other compilations or documents that may be prepared by either party that makes use of, or are reflective of, the Confidential Information.

12.	Information Security. For the purposes of this Agreement, “Consumer Data” shall mean the nonpublic personal information (as defined in 15 U.S.C. § 6809(4)) and personal information (as defined in 201 C.M.R. 17.00) of the Reseller’s customers and Prospects in connection with the Services, including, but not limited to (i) an individual’s name, address, e-mail address, IP address, telephone number and/or social security number, (ii) the fact that an individual has a relationship with the Reseller, and (iii) an individual’s account information.

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a. MYEC from time to time have access to Consumer Data in connection with providing the Services provided, however, that any Consumer Data may be disclosed to MYEC’s subsidiaries, affiliates, directors, managers, members, officers, employees and agents (each a “Representative”) who gave a clear need to know such information for the purpose providing Services to Reseller and Customers, and who agree to keep such information confidential to the same extent as if they were parties hereto. MYEC agrees that the Consumer Data will be used solely for the purpose of providing services to Reseller and Customers, will not be used for any other purpose, and will be kept confidential by MYEC. MYEC will be responsible for any breach by its Representatives of their confidentiality obligations and Reseller will be entitled to directly enforce such agreements against MYEC, and MYEC’s Representatives.

b. MYEC agrees to safeguard all Consumer Data by using a commercially reasonable degree of care, but not less than that degree of care used by it in safeguarding its own similar information or material. MYEC agrees to comply with all federal and state laws, rules and regulations concerning privacy and data security. MYEC hereby represents and warrants that, with respect to Consumer Data that is collected, transmitted or maintained by MYEC on behalf of Customers, MYEC has implemented and will maintain reasonable and appropriate administrative, physical an technical safeguards to (a) protect the security and confidentiality of such information, (b) protect against any anticipated threats or hazards to the security or integrity of such information, (c) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to consumers, and (d) otherwise ensure compliance with the applicable portions of Title V of the Gramm-Leach-Bliley Act of 1999, as it may be amended, any regulations promulgated thereunder, and 201 C.M.R. 17.00 (Standards for The Protection of Personal Information of Residents of the Commonwealth of Massachusetts). With respect to Consumer Data, such safeguards shall, at a minimum, comply with Reseller’s data security standards provided in writing to MYEC, except to the extent that such standards are commercially unreasonable.

c. MYEC shall notify Reseller immediately, and inno event later than one (1) business day, after MYEC becomes aware of a possible security breach with respect to Consumer Data. MYEC agrees that Reseller shall have sole control of any data security breach notification regarding Consumer Data required by applicable law. At Reseller’s request, MYEC shall investigate and remediate any data security breach affecting Consumer Data caused by MYEC, all at MYEC’s sole expense.

13.	Intellectual Property. Nothing in this Agreement shall grant any Intellectual Property rights in any of the Services or technology other than as expressly provided for herein, all of which rights shall remain the sole and exclusive property of MYEC.

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Nothing in this Agreement shall grant to Reseller the right to use, replicate, or obtain any ownership right in any business methods or processes utilized by MYEC except as expressly provided for herein. Any future additions, modifications, versions, upgrades or updates of the Services shall be deemed to be part of the Services and benefit from the same protections as are given to the Services herein.

14.	Expenses. The Parties shall be responsible for their respective business expenses, which are incurred in the course of carrying out their respective Duties hereunder, including, but not limited to, travel, marketing materials and phone. Parties shall not incur any debt in the name of the other.

15.	This Agreement imposes no liability or obligation on MYEC for any expenditure made or incurred by the Reseller, or for any sale or promotional activity undertaken by the Reseller, except pursuant to written and explicit request of representatives of MYEC and as expressly provided herein.

16.	Term: The term of this Agreement shall be for three (3) year from the Effective Date, unless sooner terminated and shall automatically renew for successive one (1) year periods (the “Term”), unless either party notifies the other in writing of an intention not to renew the Agreement within one hundred twenty (120) days of the end of the then-current Term (“Cancellation”).

17.	Termination. Termination shall not relieve either party of obligations incurred prior thereto. Parties shall be able to terminate this Agreement as follows:

a.	Termination without Cause. Either Party may terminate this Agreement by Cancellation pursuant to section 17 above.

b.	Termination for Cause. Either Party may terminate this Agreement upon the occurrence of an Event of Default, as defined below.

c.	Event of Default. Each of the following occurrences will constitute an “Event of Default” under this Agreement:

i)	Goodwill. Either Party engages in any act or omission that damages the reputation, business, or goodwill of the other Party;
ii)	False Representation. Any representation or warranty made by the Parties proves to have been false or misleading in any material respect;
iii)	Breach. Either Party fails to observe any material obligation specified in this Agreement, and such failure is not cured within thirty (30) days of receipt of written notice thereof from the non-breaching party; or
iv)	Bankruptcy. The liquidation, dissolution, or discontinuance of business by a Party in any manner or the filing of any petition by or against a Party under any federal or state bankruptcy or insolvency laws, which petition shall not be dismissed within 60 days after filing.

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v)	Termination of Remotely Created Checks Agreement. The termination or expiration of that certain Remotely Created Checks Agreement between MYEC and Reseller

18.	Notice or Communication. Any notice or communication required or permitted hereunder (other than Administrative Notice) shall be in writing and may be sent by registered mail, return receipt requested, postage prepaid and addressed to the addresses set forth below, or emailed to such address as any party entitled to notice shall have communicated in writing to the other party. Notices and communications to MYEC and the Reseller are noted on the final page of this Agreement.

19.	Relationship of Parties. The relationship between the parties established by this Agreement shall be solely that of vendor and vendee and all rights and powers not expressly granted to the Reseller are expressly reserved to MYEC. The Reseller shall have no right, power or authority in any way to bind MYEC to the fulfillment of any condition not herein contained, or to any contract or obligation, expressed or implied.

20.	Indemnity. Each Party shall indemnify, defend, and hold harmless the other Party and its respective officers, directors, employees, affiliates an agents from and against losses, claims, liabilities and costs, including reasonable Attorney’s fees, asserted by a third party that arise out of breach of this Agreement, except to the extent of a Party’s negligence or misconduct. The indemnification obligation hereunder is contingent upon: (i) the indemnified party promptly notifying the indemnifying party in writing of any claim; (ii) the indemnifying party having sole control over the defense and settlement of the claim; (iii) the indemnified party reasonably cooperating during defense and settlement efforts; and (iv) the claim not arising, in whole or in part, out of the action or inaction of the indemnified party. IN NO EVENT SHALL EITHER PARTY (OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS) BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, HOWSOEVER CAUSED OR ARISING AND REGARDLESS OF LEGAL THEORY OR FORSEEABILITY.

21.	The Reseller expressly warrants that the MYEC Services, and any service(s), will not be used or sold in states in which its use may violate state law.

22.	Applicable Law. This Agreement shall be governed by the laws of the State of California and is accepted by MYEC at its Corporate Office noted above. All payments hereunder shall be made at MYEC's Corporate Office address. MYEC's rights granted hereby are cumulative and in addition to any rights it may have at law or equity.

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23.	General.

a)	Any portion of the Agreement which is inconsistent with applicable laws, regulations or rules will be deemed modified and applied in a manner consistent therewith, and the Parties shall not incur any liability to each other as a result of the inconsistency or modification and application. If any portion of the Agreement is deemed unenforceable or invalid, it will not otherwise affect the enforceability or validity of the Agreement.

b)	The Agreement is the entire agreement between the Parties and supersedes all prior representations, conditions, warranties, understandings, proposals or agreements regarding a Service. No subsequent amendment or modification to this Agreement, including Exhibit A hereto, shall be valid unless in writing and signed by both Parties. No course of dealing or waiver of any right on one occasion will constitute a modification of the Agreement or be a waiver of that right on a subsequent occasion.

c)	Sections 4, 5, 10, 11, 12, 13, 14, and 18-25 of this agreement, plus all Exhibits of this Agreement, will survive the expiration or termination of this Agreement.

d)	Parties may not assign or transfer its rights or obligations with respect to this Agreement without the other written consent. Each Party may assign its rights and obligations with respect to this Agreement to any successor by merger, consolidation or corporate reorganization.

e)	The parties do not intend that any agency or partnership relationship be created between them by this Agreement. The parties are and will remain as independent contractors.

f)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

g)	Construction. Section headings in this Agreement are for convenience only and are not to be used in interpreting this Agreement. As used in this Agreement, the word "including" means "including but not limited to".

h)	Confidentiality of Agreement. Neither party will disclose any terms of this Agreement, including prices or discounts, to anyone other than its attorneys, accountants or other professional advisors or to any investor or potential investor who agrees to maintain the confidentiality of such information. Notwithstanding the foregoing, either party may make limited disclosure of the terms of this Agreement to the extent required by law, provided that the disclosing party: (i) provides the non-disclosing party reasonable prior notice of such disclosure, and (ii) uses its best efforts to protect and limit the disclosure of such information to the extent possible. Notwithstanding the foregoing, the Parties agree that each may acknowledge the other as a customer.

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i)	Parties Advised by Counsel. This Agreement has been negotiated between Parties who are sophisticated and knowledgeable in the matters contained herein and who have been represented by legal counsel. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties and any rule of law (including Section 1654 of the California Civil Code and any other authority of any jurisdiction of similar effect) which would require interpretation of any ambiguities in this Agreement against the drafting Party is not applicable and is hereby waived.

j)	Reseller authorizes MyECheck to issue a press release, which may contain Reseller’s stock ticker symbol,that describes the nature of the relationship between MyECheck and Reseller.

k)	Entire Agreement. Both Parties agree that this Agreement, along with the Exhibits hereto, is the complete and exclusive statement of the mutual understanding of the Parties and supersedes and cancels all previous and contemporaneous written and oral agreements and communications relating to the subject matter of this Agreement.

l)	Force Majeure. Any delay in the performance of any duties or obligations of either Party will not be considered a breach of this Agreement if such delay is caused by a labor dispute, market shortage of materials, fire, earthquake, flood or any other event beyond the control of such Party, provided that such Party uses reasonable efforts, under the circumstances, to resume performance as soon as reasonably practicable.

m)	Government Rights. The Software is a "commercial item," as that term is defined at 48 C.F.R. 2.101 (Oct. 1995), consisting of "commercial computer software" and "commercial computer software documentation," as such terms are used in 48 C.F.R. 12.212 (Sept. 1995). Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4 (June 1995) (or an equivalent provision, e.g., in supplements of various U.S. government agencies, as applicable), all U.S. Government users acquire the Software with only those rights set forth herein.

n)	Notices. All notices and other communications required or permitted by this Agreement to be delivered to the other party shall be delivered in writing to the address shown below, either personally or by registered, certified or express mail, return receipt requested, postage prepaid, to the address for such party specified below or to such other address as the party may from time to time advise the other party, and shall be deemed given and received as of actual personal delivery, on the first business day after the date of delivery shown on any return receipt if registered, certified or express mail is used, as the case may be:

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For the MyEcheck:	For Reseller

President, MyECheck, Inc.	AVIDIA BANK
2600 E. Bidwell St. Suite 190	42 MAIN ST.
Folsom, CA 95630	HUDSON, MA 01749
Att: President	ATT: COO

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date indicated below.

Accepted:	Accepted:
Reseller	MYEC

/s/ Robert W. Conery	/s/ James T. Fancher
Signature	Signature

ROBERT W. CONERY	JAMES T. FANCHER
Name	Name

COO	COO
Title	Title

5-7-2015	5/7/15
Date	Date

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Exhibit A

Fees and Revenue Sharing

For Net New Business to MYEC:

•	Reseller shall receive twenty (20) percent of MYEC's Fees paid by those Customers using the Solution.
•	MYEC shall not be entitled to any share of Reseller revenue associated with their monthly account fees, interest income or cross sell of other Reseller products including but not limited to loans, cards, etc.

For Net New Business to Reseller:

•	Reseller shall receive no revenue share on MYEC Fees.
•	MYEC shall receive only their Fees and no share of Reseller revenue associated with their monthly account fees, interest income or cross sell of other Reseller products including but not limited to loans, cards, etc.

Billing:

•	MyEcheck shall bill Customers using the Solution the appropriate Fee on a daily automated basis.
•	MyEcheck shall pay Reseller their revenue share portion within the first five (5) business days of each calendar month for the prior month’s activity.

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